Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 20, 2013
Registration Statement Nos. 333-167489 and
333-167489-08

$1.342Bln Ford Credit Auto Owner Trust 2013-A Prime Auto Loans

Jt-Leads: BofAML (struc), BNP, DB        Co-Mgr:  RBC

CL	$SIZEMM	WAL	S&P/F	PWIN	E.FINAL	L.FINAL	BENCH	YIELD	PRICE	CPN
A1	307.10	0.29	A-1+/F1+	1-7	9/13	3/15/14	ILIB	0.200	100.00000
A2	415.30	1.05	AAA/AAA	7-19	9/14	11/15/15	EDSF + 6	0.388	99.99195	0.38
A3	420.70	2.25	AAA/AAA	19-37	3/16	7/15/17	ISWP + 10	0.555	99.99026	0.55
A4	106.85	3.39	AAA/AAA	37-45	11/16	5/15/18	ISWP + 14	0.789	99.97425	0.78
B	39.47	3.90	AA+/AA	45-48	2/17	7/15/18	ISWP + 40	1.158	99.98011	1.15
C	26.31	3.97	AA/A	48-48	2/17	10/15/18	ISWP + 60	1.373	99.96492	1.36
D	26.31	3.97	A/BBB	48-48	2/17	8/15/19	ISWP +110	1.873	99.97811	1.86

TICKER	:	FORDO 2013-A	REGISTRATION	:	A1: 144A, A2-D: Public
EXPECTED RATINGS	:	S&P/Fitch	ERISA ELIGIBLE	:	Yes
EXPECTED SETTLE	:	02/26/13	FIRST PAY	:	03/15/13
PXG SPEED	:	1.4% ABS to 5% Call

Public Classes:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may  not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.